Exhibit 5.1

[Jones Day Letterhead]

May 5, 2020

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Re:	$750,000,000 of 1.900% Senior Notes due 2030,

$750,000,000 of 2.875% Senior Notes due 2050 and

$500,000,000 of 3.125% Senior Notes due 2060 of Lam Research Corporation

Ladies and Gentlemen:

We are acting as counsel for Lam Research Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) $750,000,000 aggregate principal amount of the Company’s 1.900% Senior Notes due 2030 (the “2030 Notes”), (ii) $750,000,000 aggregate principal amount of the Company’s 2.875% Senior Notes due 2050 (the “2050 Notes”) and (iii) $500,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2060 (together with the 2030 Notes and the 2050 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated April 30, 2020 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named therein. The Securities are being issued under the Indenture, dated as of February 13, 2015 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of May 5, 2020 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Securities have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

Lam Research Corporation

May 5, 2020

The opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-229762) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day